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                                                                    EXHIBIT 99.6



                   FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                                 GENENTECH, INC.


         THIS FIRST AMENDMENT, dated as of the first day of May, 1994, by the between Fidelity Management Trust Company (the "Trustee") and Genentech, Inc. (the "Sponsor");


                                   WITNESSETH:

         WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated July 1, 1991, with regard to Genentech, Inc. Tax Reduction Investment Plan (the "Plan"); and

         WHEREAS, the Trustee and the Sponsor now desire to amend said master trust agreement as provided for in Section 15 thereof;

         NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the trust agreement by:

         (1) Amending and adding the following mutual funds to the "investment options" portion of Schedules "A" and "C", as follows:

                  Fidelity Asset Manager Fund
                  Fidelity Asset Manager:  Growth
                  Fidelity Asset Manager:  Income

         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.



GENENTECH, INC.                       FIDELITY MANAGEMENT TRUST COMPANY



By: /s/ MARTY GLICK                   By: /s/ JOHN P. O'REILLY, JR.  4/4/94
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                      Date                                             Date